Exhibit 99.1

Albany International Reports Second-Quarter Results

Second-quarter Financial Highlights

  Net sales were $215.6 million, an increase of 6.1% compared to 2016 (see Table 1).
  As previously reported, in Q2 2017, the Company recorded a $15.8 million ($0.31 per share – see Table 13) charge to Cost of goods sold related to revisions in the estimated profitability of two contracts in the Albany Engineered Composites segment.
  Net income attributable to the Company was $1.1 million ($0.03 per share) in Q2 2017, compared to $10.4 million ($0.32 per share) in Q2 2016. The decrease in 2017 was principally due to the revisions in the contract estimates noted above.
  Net income attributable to the Company, excluding adjustments (a non-GAAP measure), was $0.16 per share in Q2 2017, compared to $0.48 in Q2 2016 (see Table 17). The decrease in 2017 was principally due to the revisions in the contract estimates noted above.
  Adjusted EBITDA (a non-GAAP measure) was $30.6 million in Q2 2017, compared to $46.6 million in Q2 2016 (see Tables 8 and 9). The decrease in 2017 was principally due to the revisions in the contract estimates noted above.

ROCHESTER, N.H.--(BUSINESS WIRE)--August 1, 2017--Albany International Corp. (NYSE:AIN) reported that Q2 2017 Net income attributable to the Company was $1.1 million, including a net charge of $0.8 million for income tax adjustments. Q2 2016 Net income attributable to the Company was $10.4 million, including favorable income tax adjustments of $0.2 million. The difference was principally due to the after tax effect of the previously disclosed revisions in the estimated profitability of two contracts in the Albany Engineered Composite segment (see Table 13).

Q2 2017 Income before income taxes was $3.0 million, including restructuring charges of $2.0 million, and losses from foreign currency revaluation of $3.5 million. Q2 2017 Income before income taxes also includes a $15.8 million charge to Cost of goods sold related to the revisions in the contract estimates noted above. Q2 2016 Net income before income taxes was $16.2 million, including restructuring charges of $6.6 million, $3.8 million of acquisition expenses, and gains of $1.9 million from foreign currency revaluation.

Table 1 summarizes net sales and the effect of changes in currency translation rates:

Table 1
				Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect

(in thousands, excluding	Net Sales Three Months ended June 30,		Percent
percentages)	2017	2016	Change
Machine Clothing (MC)	$146,572	$148,934	-1.6%	$(916)	-1.0%
Albany Engineered Composites (AEC)	68,999	54,256	27.2%	(307)	27.7%
Total	$215,571	$203,190	6.1%	$(1,223)	6.7%

In comparison to Q2 2016, the decrease in MC net sales was principally due to the continuing decline in publication grades, which was mostly offset by increases in other grades. The increase in AEC net sales was primarily due to growth in LEAP.

Table 2 summarizes gross profit by segment:

Table 2
	Three Months ended June 30, 2017		Three Months ended June 30, 2016
(in thousands, excluding percentages)	Gross profit	Percent of sales	Gross profit	Percent of sales
Machine Clothing	$70,833	48.3%	$70,902	47.6%
Albany Engineered Composites	(7,599)	(11.0)	7,652	14.1
Corporate Expenses	(180)	-	(239)	-
Total Gross profit	$63,054	29.2%	$78,315	38.5%

In comparison to Q2 2016, the decrease in gross profit and gross profit percentage was due principally to the $15.8 million AEC charge (7.3% of sales), as well as higher depreciation and amortization in AEC. The decrease in overall gross profit percentage also reflects the continued shift in sales mix toward AEC.

Table 3 summarizes STG&R expenses and other data by segment:

Table 3
	Three Months ended June 30, 2017		Three Months ended June 30, 2016
(in thousands, excluding percentages)	Expense	Percent of sales	Expense	Percent of sales
Machine Clothing	$31,610	21.6%	$30,063	20.2%
Albany Engineered Composites	8,998	13.0	12,353	22.8
Corporate Expenses	11,182	-	11,394	-
Total STG&R	$51,790	24.0%	$53,810	26.5%

Losses from the revaluation of nonfunctional-currency assets and liabilities increased selling, technical, general, and research (STG&R) expenses by $1.6 million in Q2 2017, while gains from revaluation of such assets and liabilities reduced STG&R expenses by $0.3 million in Q2 2016. Q2 2016 STG&R expenses also included $3.8 million of acquisition expenses in AEC.

Table 4 summarizes second-quarter expenses associated with internally funded research and development by segment:

Table 4
	Research and development expenses by segment Three Months ended June 30,
(in thousands)	2017	2016
Machine Clothing	$4,525	$4,420
Albany Engineered Composites	2,778	2,911
Total	$7,303	$7,331

Table 5 summarizes second-quarter operating income by segment:

Table 5
	Operating Income/(loss) Three Months ended June 30,
(in thousands)	2017	2016
Machine Clothing	$38,418	$35,405
Albany Engineered Composites	(17,828)*	(5,848)
Corporate expenses	(11,362)	(11,700)
Total	$9,228	$17,857
* Includes charge of $15.8 million related to revisions in the estimated profitability of two long-term contracts.

Table 6 presents the effect on operating income from restructuring, currency revaluation, and acquisition expenses:

Table 6
	Expenses in Q2 2017 resulting from		Expenses/(gain) in Q2 2016 resulting from
(in thousands)	Restructuring	Revaluation	Restructuring	Revaluation	Acquisition Expenses
Machine Clothing	$805	$1,650	$5,434	$(330)	$ -
Albany Engineered Composites	1,231	(63)	1,147	(1)	3,771
Corporate expenses	-	2	67	-	-
Total	$2,036	$1,589	$6,648	$(331)	$3,771

Q2 2017 Other income/expense, net, was expense of $1.9 million, including losses related to the revaluation of nonfunctional-currency balances of $1.9 million. Q2 2016 Other income/expense, net, was income of $2.0 million, including income related to the revaluation of nonfunctional-currency balances of $1.6 million.

Table 7 summarizes currency revaluation effects on certain financial metrics:

Table 7
	Income/(loss) attributable to currency revaluation Three Months ended June 30,
(in thousands)	2017	2016
Operating income	$(1,589)	$331
Other income/(expense), net	(1,948)	1,571
Total	$(3,537)	$1,902

The Company’s income tax rate based on income from continuing operations was 32.8% for Q2 2017, compared to 38.7% for Q2 2016. The decrease in the rate was due to a shift in the mix of pretax income in the jurisdictions in which we operate. Discrete tax items and the effect of a change in the estimated income tax rate increased income tax expense by $0.8 million in Q2 2017, and decreased income tax expense by $0.2 million in Q2 2016.

Tables 8 and 9 provide a reconciliation of operating income and net income to EBITDA and Adjusted EBITDA:

Table 8
Three Months ended June 30, 2017 (in thousands)	Machine Clothing	Albany Engineered Composites*	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$38,418	$(17,828)	$(11,362)	$9,228
Interest, taxes, other income/expense	-	-	(7,995)	(7,995)
Net income (GAAP)	38,418	(17,828)	(19,357)	1,233
Interest expense, net	-	-	4,285	4,285
Income tax expense	-	-	1,779	1,779
Depreciation and amortization	8,431	8,218	1,184	17,833
EBITDA (non-GAAP)	46,849	(9,610)	(12,109)	25,130
Restructuring expenses, net	805	1,231	-	2,036
Foreign currency revaluation losses/(gains)	1,650	(63)	1,950	3,537
Pretax (income) attributable to non-controlling interest in ASC	-	(144)	-	(144)
Adjusted EBITDA (non-GAAP)	$49,304	$(8,586)	$(10,159)	$30,559
* Includes charge of $15.8 million related to revisions in the estimated profitability of two long-term contracts.

Table 9
Three Months ended June 30, 2016 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$35,405	$(5,848)	$(11,700)	$17,857
Interest, taxes, other income/expense	-	-	(7,756)	(7,756)
Net income (GAAP)	35,405	(5,848)	(19,456)	10,101
Interest expense, net	-	-	3,691	3,691
Income tax expense	-	-	6,082	6,082
Depreciation and amortization	9,496	6,354	2,109	17,959
EBITDA (non-GAAP)	44,901	506	(7,574)	37,833
Restructuring expenses, net	5,434	1,147	67	6,648
Foreign currency revaluation (gains)/losses	(330)	(1)	(1,571)	(1,902)
Acquisition expenses	-	3,771	-	3,771
Pretax loss attributable to non-controlling interest in ASC	-	276	-	276
Adjusted EBITDA (non-GAAP)	$50,005	$5,699	$(9,078)	$46,626

Payments for capital expenditures increased to $21.7 million in Q2 2017, compared to $20.7 million in Q2 2016. Depreciation and amortization was $17.8 million in Q2 2017, compared to $18.0 million in Q2 2016.

CFO Comments

CFO and Treasurer John Cozzolino commented, “Cash flow in the second quarter was negatively impacted by significant investments in working capital and fixed assets, mostly to fund the growth in AEC. For the total Company, the net effect of higher receivables and inventory was a use of cash of approximately $13 million during the quarter. Payments for capital expenditures were $22 million in Q2 and $47 million year to date; we continue to estimate full-year spending in 2017 to be $95 million to $105 million. At this rate of capital expenditures, and with continued increases in working capital as AEC grows, we expect net debt to increase over the second half of the year.

“Total debt increased about $16 million to $496 million as of the end of the quarter, while cash balances decreased about $4 million to a total of $139 million. The combined effect of those two changes resulted in a $20 million increase to net debt (total debt less cash, see Table 19) to a balance of $357 million as of the end of the quarter. The Company’s leverage ratio, as defined in our primary debt agreements, was 2.55 at the end of Q2 2017, well below our limit of 3.50.

“The Company’s income tax rate based on income from continuing operations was 33% in Q2 2017, compared to 35% for the full-year 2016. We continue to expect the full-year tax rate for 2017 to be approximately 35% to 36%. Cash paid for income taxes was about $9 million in Q2 and $18 million year to date; we estimate cash taxes in 2017 to range from $25 million to $30 million.”

CEO Comments

CEO Joseph Morone said, “Aside from the charge associated with future losses on the BR 725 and A380 programs, Q2 was another strong quarter for Albany International. MC once again generated stable sales and strong income, while AEC grew sharply and took another incremental step toward improved profitability. Both businesses are now a little ahead of our expectations for the full year, and remain firmly on track toward their longer term objectives of stable MC cash flow and sharp AEC growth coupled with gradually improving profitability.

“In MC, sales were once again steady; Q2 sales were slightly above the preceding three quarters and slightly below a strong Q2 2016. The market trends of recent quarters continued. Publication sales declined by nearly 8%, but since they now represent less than 25% of total sales, they were almost completely offset by incremental growth in packaging and tissue. This pattern held in every major geographic region. Meanwhile, pricing across all regions was stable and new product development and performance were again very strong, particularly in the growth grades of tissue, packaging and nonwovens.

“Turning to the outlook for MC, due to seasonal effects, the second half of the year tends to be weaker than the first half. But on a year-over-year basis, given MC’s strong competitive performance, stable market conditions, and good order backlog, it is reasonable to expect continued stable performance in the second half of the year. Last quarter, we reported that the MC segment was on track toward full-year 2017 Adjusted EBITDA in the middle of our expected range of $180 million to $195 million dollars. With the strong first-half performance and our outlook for the second half, MC 2017 Adjusted EBITDA now appears more likely to end up in the upper half of that range.

“AEC sales grew to $69 million, compared to $56 million in Q1 and $54 million in Q2 2016. The growth was driven primarily by LEAP, and secondarily by the F-35 and Boeing fuselage frame programs. Each of AEC’s key growth and legacy programs performed well, with good performance on deliveries and steady advances across all operations in continuous improvement activities aimed at higher yields and lower costs. Operating income declined in the quarter principally due to the $15.8 million charge associated with the BR 725 and A380 programs. But aside from this charge, AEC took another tangible, incremental, sequential step in Q2 toward our target of 18% to 20% Adjusted EBITDA as a percentage of sales by 2020.

“New business development activity continues to be strong on all fronts, with AEC actively exploring a portfolio of opportunities in both civil and defense markets, including opportunities on existing aerospace platforms, emerging aerospace platforms, and outside of aerospace. The biggest news in the quarter came from the Paris Air Show. Orders for LEAP were very strong, the order backlog now exceeds 13,100 engines (over six years of full production), and GE and Safran are now considering additional increases in LEAP production rates. There was also a great deal of discussion by Boeing at the show about its planning for the potentially new 797 (i.e., new middle-of-market aircraft), and CFM and Safran expressed their clear intent to compete for the engine that would power it. A decision by Boeing to launch the 797 would create potentially significant opportunities for AEC on both airframe and engine.

“As for the near-term outlook for AEC, we had previously stated that we were looking for full-year 2017 revenue to grow by 25% to 35% compared to full-year 2016, coupled with gradually improving Adjusted EBITDA as a percentage of sales. We now expect full-year 2017 growth to be at the high end of that range, and for the trend of incremental, sequential improvements in Adjusted EBITDA as a percentage of sales to continue through the second half of the year.”

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain non-GAAP metrics, including: percent change in net sales excluding currency rate effects (for each segment and the Company as a whole); EBITDA and Adjusted EBITDA (for each segment and the Company as a whole, represented in dollars or as a percentage of net sales); net debt; and net income per share attributable to the Company, excluding adjustments. Such items are provided because management believes that, when reconciled from the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance.

Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. EBITDA, or net income with interest, taxes, depreciation, and amortization added back, is a common indicator of financial performance used, among other things, to analyze and compare core profitability between companies and industries because it eliminates effects due to differences in financing, asset bases and taxes. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, currency revaluation, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Restructuring expenses in the MC segment, while frequent in recent years, are reflective of significant reductions in manufacturing capacity and associated headcount in response to shifting markets, and not of the profitability of the business going forward as restructured. Net debt is, in the opinion of the Company, helpful to investors wishing to understand what the Company’s debt position would be if all available cash were applied to pay down indebtedness. EBITDA, Adjusted EBITDA and net income per share attributable to the Company, excluding adjustments, are performance measures that relate to the Company’s continuing operations.

Percent changes in net sales, excluding currency rate effects, are calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization. Adjusted EBITDA is calculated by: adding to EBITDA costs associated with restructuring and pension settlement charges; adding (or subtracting) revaluation losses (or gains); subtracting (or adding) gains (or losses) from the sale of buildings or investments; subtracting insurance recovery gains; subtracting (or adding) Income (or loss) attributable to the non-controlling interest in Albany Safran Composites (ASC); and adding expenses related to the Company’s acquisition of Harris Corporation’s composite aerostructures division. Adjusted EBITDA may also be presented as a percentage of net sales by dividing it by net sales. Net income per share attributable to the Company, excluding adjustments, is calculated by adding to (or subtracting from) net income attributable to the Company per share, on an after-tax basis: restructuring charges; discrete tax charges (or gains) and the effect of changes in the income tax rate; foreign currency revaluation losses (or gains); acquisition expenses; and losses (or gains) from the sale of investments.

EBITDA, Adjusted EBITDA, and net income per share attributable to the Company, excluding adjustments, as defined by the Company, may not be similar to similarly named measures of other companies. Such measures are not considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the quarterly per-share amount for items included in continuing operations by using the income tax rate based on income from continuing operations and the weighted-average number of shares outstanding for each period. Year-to-date earnings per-share effects are determined by adding the amounts calculated at each reporting period.

Table 10
				Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect

(in thousands, excluding	Net Sales Six Months ended June 30,		Percent
percentages)	2017	2016	Change
Machine Clothing (MC)	$289,399	$294,197	-1.6%	$(3,083)	-0.6%
Albany Engineered Composites (AEC)	125,449	81,324	54.3%	(749)	55.2%
Total	$414,848	$375,521	10.5%	$(3,832)	11.5%

Table 11
Six Months ended June 30, 2017 (in thousands)	Machine Clothing	Albany Engineered Composites*	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$76,679	$(22,942)	$(22,453)	$31,284
Interest, taxes, other income/expense	-	-	(19,077)	(19,077)
Net income (GAAP)	76,679	(22,942)	(41,530)	12,207
Interest expense, net	-	-	8,613	8,613
Income tax expense	-	-	8,329	8,329
Depreciation and amortization	16,718	16,022	2,386	35,126
EBITDA (non-GAAP)	93,397	(6,920)	(22,202)	64,275
Restructuring expenses, net	916	3,801	-	4,717
Foreign currency revaluation losses	3,313	34	2,052	5,399
Pretax (income) attributable to non-controlling interest in ASC	-	(314)	-	(314)
Adjusted EBITDA (non-GAAP)	$97,626	$(3,399)	$(20,150)	$74,077
* Includes charge of $15.8 million related to revisions in the estimated profitability of two long-term contracts.

Table 12
Six Months ended June 30, 2016 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$72,543	$(9,553)	$(22,864)	$40,126
Interest, taxes, other income/expense	-	-	(16,709)	(16,709)
Net income (GAAP)	72,543	(9,553)	(39,573)	23,417
Interest expense, net	-	-	5,929	5,929
Income tax expense	-	-	13,125	13,125
Depreciation and amortization	18,813	9,750	4,216	32,779
EBITDA (non-GAAP)	91,356	197	(16,303)	75,250
Restructuring expenses, net	6,132	1,147	48	7,327
Foreign currency revaluation (gains)/losses	1,560	4	(2,047)	(483)
Acquisition expenses	-	5,367	-	5,367
Pretax loss attributable to non-controlling interest in ASC	-	463	-	463
Adjusted EBITDA (non-GAAP)	$99,048	$7,178	$(18,302)	$87,924

Table 13
Three Months ended June 30, 2017 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$2,036	$739	$1,297	$0.04
Foreign currency revaluation losses	3,537	1,284	2,253	0.07
Unfavorable effect of change in income tax rate	-	36	36	0.00
Net discrete income tax charge	-	754	754	0.02
Charge for revision to estimated profitability of AEC contracts	15,821	5,854	9,967	0.31

Table 14
Three Months ended June 30, 2016 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$6,648	$2,573	$4,075	$0.13
Foreign currency revaluation gains	1,902	736	1,166	0.04
Acquisition expenses	3,771	1,358	2,413	0.08
Favorable effect of change in income tax rate	-	203	203	0.01
Net discrete income tax charge	-	27	27	0.00

Table 15
Six Months ended June 30, 2017 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$4,717	$1,718	$2,999	$0.09
Foreign currency revaluation losses	5,399	1,964	3,435	0.11
Expenses related to integration of acquired business	589	224	365	0.01
Net discrete income tax charge	-	1,585	1,585	0.05
Charge for revision to estimated profitability of AEC contracts	15,821	5,854	9,967	0.31

Table 16
Six Months ended June 30, 2016 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$7,327	$2,843	$4,484	$0.14
Foreign currency revaluation gains	483	173	310	0.01
Acquisition expenses	5,367	1,933	3,434	0.11
Net discrete income tax benefit	-	1,006	1,006	0.03

Table 17 contains the calculation of net income per share attributable to the Company, excluding adjustments:

Table 17
	Three Months ended June 30,		Six Months ended June 30,
Per share amounts (Basic)	2017	2016	2017	2016
Net income/(loss) attributable to the Company, reported (GAAP)	$0.03*	$0.32	$0.37*	$0.74
Adjustments:
Restructuring charges	0.04	0.13	0.09	0.14
Discrete tax adjustments and effect of change in income tax rate	0.02	(0.01)	0.05	(0.03)
Foreign currency revaluation (gains)/ losses	0.07	(0.04)	0.11	(0.01)
Acquisition expenses	-	0.08	-	0.11
Net income attributable to the Company, excluding adjustments (non-GAAP)	$0.16	$0.48	$0.62	$0.95
* Includes charge of $0.31 per share for revisions in estimated profitability of two AEC contracts

Table 18
	Adjusted EBITDA as a percentage of net sales
	Three months ended		Year ended
(in thousands)	June 30, 2017	March 31, 2017	December 31, 2016
Adjusted EBITDA (non-GAAP)	$(8,586)*	$5,188	$16,420
Net sales (GAAP)	$68,999	$56,450	$197,649
Adjusted EBITDA as a percentage of net sales	(12.4)%	9.2%	8.3%
* Includes charge of $15.8 million for revisions in estimated profitability of two AEC contracts. See table 8 for calculation of Adjusted EBITDA.

Table 19 contains the calculation of net debt:

Table 19
(in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Notes and loans payable	$249	$274	$312	$343	$531
Current maturities of long-term debt	51,732	51,699	51,666	1,462	566
Long-term debt	444,030	428,477	432,918	490,003	485,215
Total debt	496,011	480,450	484,896	491,808	486,312
Cash and cash equivalents	138,792	143,333	181,742	196,170	176,025
Net debt	$357,219	$337,117	$303,154	$295,638	$310,287

Table 20 contains the reconciliation of MC 2017 projected Adjusted EBITDA to MC 2017 projected net income:

Table 20
Machine Clothing Full-Year 2017 Outlook (in millions)	Actual, six months ended June 30, 2017	Results for last two quarters of year to meet low end of range	Results for last two quarters of year to meet high end of range	Estimated range for full- year
Net income (non-GAAP)	$77	$67	$78	$144 - $155
Depreciation and amortization	17	15	19	(32-36)
EBITDA (non-GAAP)	$94	$82	$97	$176 - $191
Restructuring expenses	1	*	*	1
Foreign currency revaluation losses	3	*	*	3
Adjusted EBITDA (non-GAAP)	$98	$82	$97	$180 - $195
* Due to the uncertainty of these items, management is currently unable to project restructuring expenses and foreign currency revaluation gains/losses for the remainder of the year.

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about macroeconomic, geopolitical and paper-industry trends and conditions during 2017 and in future years; expectations in 2017 and in future periods of sales, EBITDA, Adjusted EBITDA (both in dollars and as a percentage of net sales), income, gross profit, gross margin, cash flows and other financial items in each of the Company’s businesses, including the acquired composite aerostructures business, and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and the sales growth potential of key AEC programs, as well as AEC as a whole; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; and changes in currency rates and their impact on future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products.

Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect in some cases.

ALBANY INTERNATIONAL CORP. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)

Three Months Ended June 30,			Six Months Ended June 30,

2017	2016		2017	2016

$215,571	$203,190	Net sales	$414,848	$375,521
152,517	124,875	Cost of goods sold	275,889	224,705

63,054	78,315	Gross profit	138,959	150,816
41,817	43,534	Selling, general, and administrative expenses	82,723	82,955
9,973	10,276	Technical and research expenses	20,235	20,408
2,036	6,648	Restructuring expenses, net	4,717	7,327

9,228	17,857	Operating income	31,284	40,126
4,285	3,691	Interest expense, net	8,613	5,929
1,931	(2,017)	Other expense/(income), net	2,135	(2,345)

3,012	16,183	Income before income taxes	20,536	36,542
1,779	6,082	Income tax expense	8,329	13,125

1,233	10,101	Net income	12,207	23,417
116	(266)	Net income/(loss) attributable to the noncontrolling interest	251	(451)
$1,117	$10,367	Net income attributable to the Company	$11,956	$23,868

$0.03	$0.32	Earnings per share attributable to Company shareholders - Basic	$0.37	$0.74

$0.03	$0.32	Earnings per share attributable to Company shareholders - Diluted	$0.37	$0.74

		Shares of the Company used in computing earnings per share:
32,166	32,093	Basic	32,147	32,067

32,200	32,131	Diluted	32,182	32,106

$0.17	$0.17	Dividends declared per share, Class A and Class B	$0.34	$0.34

ALBANY INTERNATIONAL CORP. CONSOLIDATED BALANCE SHEETS (in thousands, except share data) (unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$138,792	$181,742
Accounts receivable, net	193,065	171,193
Inventories	151,534	133,906
Income taxes prepaid and receivable	8,076	5,213
Prepaid expenses and other current assets	11,980	9,251
Total current assets	503,447	501,305

Property, plant and equipment, net	446,814	422,564
Intangibles, net	62,916	66,454
Goodwill	164,328	160,375
Income taxes receivable and deferred	77,323	68,865
Contract receivables	21,581	14,045
Other assets	31,859	29,825
Total assets	$1,308,268	$1,263,433

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$249	$312
Accounts payable	46,666	43,305
Accrued liabilities	96,617	95,195
Current maturities of long-term debt	51,732	51,666
Income taxes payable	8,916	9,531
Total current liabilities	204,180	200,009

Long-term debt	444,030	432,918
Other noncurrent liabilities	104,893	106,827
Deferred taxes and other liabilities	13,074	12,389
Total liabilities	766,177	752,143

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued 37,372,553 in 2017
and 37,319,266 in 2016	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,233,998 in 2017 and 2016	3	3
Additional paid in capital	427,538	425,953
Retained earnings	523,875	522,855
Accumulated items of other comprehensive income:
Translation adjustments	(104,845)	(133,298)
Pension and postretirement liability adjustments	(52,466)	(51,719)
Derivative valuation adjustment	794	828
Treasury stock (Class A), at cost 8,431,335 shares in 2017
and 8,443,444 shares in 2016	(256,876)	(257,136)
Total Company shareholders' equity	538,060	507,523
Noncontrolling interest	4,031	3,767
Total equity	542,091	511,290
Total liabilities and shareholders' equity	$1,308,268	$1,263,433

ALBANY INTERNATIONAL CORP. CONSOLIDATED STATEMENTS OF CASH FLOW (in thousands) (unaudited)

Three Months Ended June 30,			Six Months ended June 30,

2017	2016		2017	2016
		OPERATING ACTIVITIES
$1,233	$10,101	Net income	$12,207	$23,417
		Adjustments to reconcile net income to net cash provided by operating activities:
15,201	15,142	Depreciation	29,845	28,266
2,632	2,817	Amortization	5,281	4,513
(758)	(3,371)	Change in other noncurrent liabilities	(2,354)	(4,735)
(6,745)	(1,457)	Change in deferred taxes and other liabilities	(7,357)	1,072
534	484	Provision for write-off of property, plant and equipment	830	1,076
212	-	Non-cash interest expense	423	-
681	668	Compensation and benefits paid or payable in Class A Common Stock	1,670	1,532

		Changes in operating assets and liabilities that provided/(used) cash, net of impact of business acquisition:
(14,395)	(10,384)	Accounts receivable	(15,136)	(11,286)
1,655	(6,027)	Inventories	(13,266)	(7,375)
(651)	2,561	Prepaid expenses and other current assets	(2,568)	(2,821)
(2,817)	3,732	Income taxes prepaid and receivable	(2,817)	1,837
(1,459)	1,267	Accounts payable	2,065	2,899
10,071	689	Accrued liabilities	(900)	(8,154)
1,978	2,903	Income taxes payable	(508)	(933)
(3,621)	(7,768)	Contract receivables	(7,536)	(7,768)
4,638	7,291	Other, net	3,938	2,490
8,389	18,648	Net cash provided by operating activities	3,817	24,030

		INVESTING ACTIVITIES
-	(187,000)	Purchase of business, net of cash acquired	-	(187,000)
(21,360)	(20,112)	Purchases of property, plant and equipment	(46,405)	(28,105)
(353)	(589)	Purchased software	(391)	(671)
-	1,736	Proceeds from sale or involuntary conversion of assets	-	1,736
(21,713)	(205,965)	Net cash used in investing activities	(46,796)	(214,040)

		FINANCING ACTIVITIES
16,114	207,134	Proceeds from borrowings	32,259	219,530
(540)	(426)	Principal payments on debt	(21,142)	(22,824)
-	(1,571)	Debt acquisition costs	-	(1,771)
-	(5,175)	Swap termination payment	-	(5,175)
-	-	Taxes paid in lieu of share issuance	(1,364)	(1,272)
100	185	Proceeds from options exercised	175	390
(5,467)	(5,454)	Dividends paid	(10,926)	(10,897)
10,207	194,693	Net cash (used in)/provided by financing activities	(998)	177,981

(1,424)	(966)	Effect of exchange rate changes on cash and cash equivalents	1,027	2,941

(4,541)	6,410	(Decrease)/increase in cash and cash equivalents	(42,950)	(9,088)
143,333	169,615	Cash and cash equivalents at beginning of period	181,742	185,113
$138,792	$176,025	Cash and cash equivalents at end of period	$138,792	$176,025

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Heather Kralik, 801-505-7001
heather.kralik@albint.com